Exhibit 2(a)
PROMISSORY NOTE

$500,000	Itasca, Illinois September 8, 2008

FOR VALUE RECEIVED, M-WAVE, INC. (the “Promisor”), hereby promises to pay to the order of M-WAVE INTERNATIONAL, LLC (“M-Wave LLC”) the principal sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000), together with interest thereon at the following rate:  twelve percent (12%) per annum.  Payments with respect to the Note shall be made in lawful money of the United States of America at 1300 Norwood Avenue, Itasca, Illinois 60143.

1.
Principal Payment.  Promisor is granting this Note to M-Wave LLC pursuant to Section 2.1(a) of an Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith.  The amount advanced to Promisor represents a refundable portion of the purchase price for Promisor’s business as described in the Purchase Agreement.  Upon the closing date of the acquisition, Promisor’s obligations hereunder shall be extinguished.  If for any reason, the closing of the acquisition does not take place on or prior to December 31, 2008 (as such date may be extended by mutual written consent), the Note shall thereafter without notice become due and payable in full upon demand.

2.	Interest Payments. Interest payments shall be made monthly on the same date of each month thereafter as the date of this Note and at maturity until the principal amount is paid in full.

3.	Security. This Note is secured by the assets of Promisor as described in a Security Agreement between the parties dated of even date herewith.

4.	Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty.

5.
Waiver of Presentment, etc.  The Promisor and every endorser now or hereafter appearing on this Note waives presentment, demand for payment, protest, notice of protest and notice of nonpayment of this Note.

6.
Binding Effect.  This Note shall be construed and enforced in accordance with the laws of Illinois without regard to that state’s conflicts of laws principles, and shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of M-Wave LLC and Promisor.  The Promisor may not assign this Note or any part thereof without M-Wave LLC’s prior written consent, in its sole discretion.

7.
Amendment. This Note may not be changed or amended orally, but only by an instrument in writing agreed upon by both parties, signed by the party against whom enforcement of the change or amendment is sought.

8.
Events of Default.  If any of the events specified in this Section 8 shall occur (herein individually referred to as an “Event of Default”), M-Wave LLC may, at its option, in addition to any other rights it may have in equity or at law as to all or any part of the principal and interest then due and owing, declare this Note mature, and all sums owing hereon and under any instrument or agreement executed in connection with this Note shall be due and payable immediately without presentment, protest, demand, notice of intention to accelerate, notice of acceleration, notice of non-payment, notice of protest, or other notice of any kind, all of which are hereby expressly waived by Promisor.  Each of the following shall be an Event of Default:

(a)	The failure of Promisor to pay all amounts due and owing under this Note on or before its due date;

(b)
The institution by Promisor of proceedings to be adjudicated as bankrupt or insolvent, or the consent by Promisor to institution of bankruptcy or insolvency proceedings against Promisor or the filing by Promisor of a petition or answer or consent seeking release under any statute, law or regulation, or the consent by Promisor to the filing of any such petition or the appointment of a receiver, assignee, trustee or other similar official of Promisor, or of any substantial part of Promisor’s property, or the making by Promisor of an assignment for the benefit of creditors, or the taking of action by Promisor in furtherance of any such action; or

(c)
If, within thirty (30) days after the commencement of an action against Promisor (and service of process in connection therewith on Promisor) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Promisor, or if, within sixty (60) days after the appointment without the consent or acquiescence of Promisor of any trustee or receiver of Promisor, such appointment shall not have been vacated.

(d)
Promisor (i) defaults in the payment of any obligation for borrowed money or any obligation evidenced by bonds, debentures, notes or similar instruments, or any obligation under any other indebtedness (collectively, “Debt”), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) defaults in the observance or performance of any other agreement or condition relating to any Debt or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of such default or other event or condition is to cause, or to permit, the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any such notice having been given and any applicable grace period having expired).

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first written above.

PROMISOR:

M-WAVE, INC.

By:
Its: